EXHIBIT 99

FOR IMMEDIATE RELEASE

AT THE COMPANY FINANCIAL RELATIONS BOARD

Dan Bevevino	Joe Calabrese	Julie Tu

Vice President & CFO	General Contact	Analyst Information

(724) 387-5235	(212) 827-3772	(212)827-3776

RESPIRONICS REPORTS RECORD FINANCIAL RESULTS FOR
FISCAL YEAR 2006 FIRST QUARTER

MURRYSVILLE, PA, October 27, 2005—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced financial results for the three months ending September 30, 2005.

FINANCIAL RESULTS
Three Months Ending September 30, 2005
Net sales for the first quarter totaled a record $240.2 million, representing a 20 percent increase compared to $199.4 million recorded in the first quarter a year ago. Changes in foreign currency exchange rates and acquired revenues had less than a 1 percent impact on revenues during the current year’s first quarter.

Overall, domestic revenues increased by 21 percent to $166.0 million, compared to $137.6 million in the first quarter a year ago. This domestic revenue growth was driven by strong performance across the Company’s various business units. Domestic sleep therapy increased 19 percent and domestic critical care product revenues posted 30 percent growth. Additionally, Childrens’ Medical Ventures increased by 17 percent and Respiratory Drug Delivery business unit revenues increased by 77 percent domestically.

International revenues increased by 20 percent to $74.2 million versus the prior year first quarter total of $61.8 million. This international growth was driven by 18 percent growth in sleep therapy, a 31 percent increase in home ventilation, and a 22 percent increase in hospital ventilation. International revenues now account for over 30 percent of total revenues, consistent with the Company’s strategic plan to expand its international presence.

Net income for the current quarter was $18.6 million, or $0.25 per diluted share, including stock compensation expenses totaling $2.8 million on a pre-tax basis, or approximately $0.03 per diluted share after tax. The current year first quarter represents the first quarter the Company adopted Financial Accounting Standards Board Statement Number 123 (Revised 2004) — “Share-Based Payment (“FASB No. 123( R )”).” Net income for the prior year first quarter was $15.2 million, or $0.21 per diluted share, including restructuring and acquisition-related expenses totaling $2.1 million on a pre-tax basis or approximately $0.02 per share after tax. Excluding the impact of stock compensation expenses in the current year first quarter, net income was $20.6 million, or $0.28 per share. The improved earnings for the first quarter are primarily the result of sales and operating margin increases versus the prior year.

The Company also noted that during the quarter it realized a one-time gain of $4.4 million from the sale of a minority equity investment. Offsetting this one-time gain, the Company contributed $1.5 million to the Respironics Sleep and Respiratory Research Foundation (the Foundation) during the quarter and accelerated approximately $1.8 million of research and development efforts, including certain clinical study initiatives. Additionally, the gain offset approximately $1.1 million of restructuring and acquisition related expenses that were incurred during the quarter.

Restructuring and acquisition-related expenses incurred during the current quarter related principally to the integration of acquired companies, including Profile Therapeutics plc and Mini-Mitter Company, Inc. Restructuring and acquisition-related expenses incurred during the prior year first quarter consisted primarily of restructuring charges associated with the Company’s restructuring of operations at its Wallingford, Connecticut manufacturing facility.

With the financial information included in this press release, the Company is providing a tabular reconciliation of GAAP net income with net income excluding the impact of stock compensation expenses.

COMMENTS FROM MANAGEMENT
Quarterly Results
“Our strong results for the start of our new fiscal year reflect balanced growth across our various business units and markets. We remain focused on assuring our leadership in the global obstructive sleep apnea and our growth in worldwide ventilation markets, while expanding our presence in the broader sleep and respiratory markets. I am very pleased with the results of our Respiratory Drug Delivery business unit which posted exceptional results during the quarter. We were also pleased to announce recently that the U.S. Food and Drug Administration (FDA) granted 510(k) clearance of the I-neb™ Adaptive Aerosol Delivery® (AAD) System for the aerosolization of liquid medication approved for use with this system,” commented John Miclot, President and Chief Executive Officer.

Mr. Miclot continued, “Our domestic sleep therapy revenues have continued to grow at the high end of market growth rates. Our continued leadership in this market is a result of our solution selling approach combined with our strong technology offerings. We look forward to the upcoming introduction of our new series of positive airway pressure devices for the treatment of obstructive sleep apnea. This new product launch is scheduled for our third fiscal quarter of this year. We also recently launched two new BiPAP®-Auto devices, one for sleep therapy and the other for respiratory insufficiency. In the domestic hospital ventilation market, we enjoyed 28 percent growth led by positive performance of our Esprit® critical care ventilator and our Vision® non-invasive ventilation system.”

Mr. Miclot added, “We continued to experience strong growth in the international markets, which is being driven by both our recent acquisitions as well as growth in our core sales and marketing infrastructure to support the market opportunities in these regions. In the sleep and home respiratory markets, our international results are highlighted by 18 percent sleep therapy growth and 31 percent growth in home respiratory products including ventilation and oxygen systems. We are pleased to report that home non-invasive ventilation continues to gain increased acceptance in our various international markets. Our Total Ventilation Solution in the hospital market as well as strong respiratory drug delivery performance drove international hospital growth of 15 percent during the quarter,” he noted.

Financial Position
The Company’s balance sheet position remains strong with a quarter-end cash balance of $255.0 million and $29.9 million of long-term debt. During the quarter, the Company increased its overall cash balances by approximately $20.4 million and continued to make year over year improvements in working capital metrics. The Company will continue to focus on control of working capital throughout the year and the utilization of cash to support the corporate strategy. “We are continuing to actively pursue investment opportunities in our core markets as well as in new areas of sleep and respiratory where we can leverage the company’s strengths,” Mr. Miclot concluded.

Outlook
For fiscal year 2006, the Company is comfortable with its earnings per share estimates (exclusive of equity compensation expense) of approximately $1.43 to $1.46 and revenue expectations of approximately $1,035 million to $1,060 million. Earnings per share estimates for the quarter ending December 31, 2005 are in the range of $0.35 to $0.36.

This earnings per share outlook does not include the impact of the Company’s adoption of FASB No. 123 ( R ). During the 2006 fiscal year, the Company expects to incur approximately $13.5 million to $15.0 million of stock compensation expense on a pre-tax basis, or $0.12 to $0.13 per share after tax. The Company expects to incur $3.5 million to $4.0 million of stock compensation expense on a pre-tax basis, or $0.03 per share after tax during the second quarter of the 2006 fiscal year. The actual expenses recorded during the 2006 fiscal year may fluctuate based on factors such as the actual number of equity awards granted to employees and changes in the Company’s stock price.

* * * * *

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and healthcare providers. Respironics markets its products to 131 countries and employs over 4,000 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

The Company will host a conference call at 8:30 a.m. Eastern Time today to discuss these quarterly results, market trends and future outlook. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at www.respironics.com or at www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the web cast will be available following the call.

FORWARD-LOOKING STATEMENT
This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales and acceptance of the Company’s products and programs; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements and enforcement actions; future results from acquisitions; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States (including potential future effects of the change in sovereignty of Hong Kong); the effects of a major earthquake, cyber-attack or other catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems; foreign currency fluctuations; customer consolidation and concentration; increasing price competition and other competitive factors in the sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; the number of equity awards granted to employees and changes in the Company’s stock price; and third party reimbursement, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

RESPIRONICS, INC. AND SUBSIDIARIES

Condensed Statement of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	9/30/05	9/30/04
Sales	$240,222	$199,437
Gross profit	132,679	107,375
Stock compensation expenses (1)	2,773	0
Income before income taxes	29,901	24,112
Net income	18,576	15,191
Basic earnings per share	0.26	0.22
Diluted earnings per share	0.25	0.21
Diluted earnings per share, excluding impact of stock compensation expenses (1)	0.28	0.21
Basic shares outstanding	71,869	70,149
Diluted shares outstanding	73,341	71,819

(1) - See reconciliation of Non-GAAP financial measures in table at end of press release.

Product Sales Summary
(Unaudited)
(Dollars in thousands)

	Three months ended
	9/30/05	9/30/04
Domestic Sleep and Home Respiratory Group	$123,604	$105,287
Domestic Hospital Group	42,404	32,308
International	74,214	61,842
Total	$240,222	$199,437

Condensed Balance Sheet
(Unaudited)
(Dollars in thousands)

	At	At
	9/30/05	6/30/05
Cash	$254,993	$234,632
Trade accounts receivable	152,774	153,479
Inventory	97,855	96,315
Other current assets	54,909	51,698
Total current assets	560,531	536,124
Property, plant and equipment (net)	128,327	127,376
Other assets, including goodwill	214,996	214,946
Total assets	$903,854	$878,446
Current liabilities	$196,736	$201,128
Long-term obligations	29,924	29,241
Other non-current liabilities	21,362	20,431
Shareholders’ equity	655,832	627,646
Total liabilities and shareholders’ equity	$903,854	$878,446

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands, except per share amounts)

In managing its business, Respironics makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations from core operations. The measure, “net income, excluding the impact of stock compensation expenses,” is reconciled with GAAP net income in the table below.

	Three months ended
	9/30/05	9/30/04
GAAP net income	$18,576	$15,191
Stock compensation expenses, net of tax	2,008	0

Net income, excluding the impact of FAS 123( R )	$20,584	$15,191
GAAP diluted shares outstanding	73,341	71,819
FAS 123( R ) impact on diluted shares outstanding	360	0

Diluted shares outstanding, excluding the impact of FAS 123( R )	73,701	71,819
Diluted earnings per share, excluding the impact of FAS 123( R )	$0.28	$0.21

The Company adopted FASB No. 123( R ) on July 1, 2005 using the modified prospective method, which resulted in the recognition of stock compensation expenses in the statement of operations during the quarter ended September 30, 2005 without corresponding charges in the prior year first quarter. Respironics believes that presenting diluted earnings per share, excluding the impact of stock compensation expenses, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company’s results of operations and believes that this information may also provide investors better insight in evaluating the Company’s earnings performance from core operations in comparison to the prior year first quarter.